EXHIBIT 99.1

First Capital, Inc. Reports Quarterly Earnings

CORYDON, Ind., Oct. 31, 2022 (GLOBE NEWSWIRE) -- First Capital, Inc. (the “Company”) (NASDAQ: FCAP), the holding company for First Harrison Bank (the “Bank”), today reported net income of $3.1 million or $0.93 per diluted share for the quarter ended September 30, 2022, compared to $2.9 million or $0.88 per diluted share for the quarter ended September 30, 2021. The increase was primarily due to an increase in net interest income after provision for loan losses partially offset by an increase in noninterest expense and a decrease in noninterest income.

Net interest income after provision for loan losses increased $1.0 million for the quarter ended September 30, 2022 as compared to the same period in 2021. Interest income increased $1.3 million when comparing the periods due to an increase in the average balance of interest-earning assets from $1.04 billion for the third quarter of 2021 to $1.13 billion for the third quarter of 2022, primarily due to increases in investment securities and loans partially offset by a decrease in federal funds sold. The tax-equivalent yield on interest-earning assets increased from 3.04% for the third quarter of 2021 to 3.27% for the third quarter of 2022, primarily due to increase of short term interest rates by the Federal Open Market Committee during 2022. This increase was partially offset by fees recognized from loans issued as part of the Small Business Administration’s Paycheck Protection Program (“PPP”) which are included in interest income. These fees totaled $7,000 during the third quarter of 2022 compared to $784,000 during the same period of 2021. Interest expense increased $112,000 when comparing the periods due to an increase in the average cost of interest-bearing liabilities from 0.15% for the third quarter of 2021 to 0.20% for the third quarter of 2022, while the average balance of interest-bearing liabilities increased from $744.7 million for the third quarter of 2021 to $797.2 million for the third quarter of 2022. As a result of the changes in interest-earning assets and interest-bearing liabilities, the tax-equivalent interest rate spread increased from 2.89% for the quarter ended September 30, 2021 to 3.07% for the same period in 2022.

Based on management’s analysis of the allowance for loan losses, $175,000 in provision for loan losses was recorded for the quarter ended September 30, 2022 primarily due to growth in the loan portfolio. There was no provision for loan losses recorded for the quarter ended September 30, 2021.  The Bank recognized net charge-offs of $3,000 for the quarter ended September 30, 2022 compared to $70,000 for the same period in 2021.

Noninterest income decreased $397,000 for the quarter ended September 30, 2022 as compared to the same period in 2021 primarily due to a decrease of $433,000 in gains on the sale of loans as increased interest rates slowed lending in residential mortgages. The third quarter of 2022 also included a $229,000 unrealized loss on equity securities compared to a $67,000 unrealized loss on equity securities during the same period in 2021. This was partially offset by increases in service charges on deposit accounts, commission and fee income and ATM and debit card fees of $104,000, $57,000 and $50,000, respectively, when comparing the two periods.

Noninterest expense increased $357,000 for the quarter ended September 30, 2022 as compared to the same period in 2021.  Other expenses, data processing expense and compensation and benefits expense increased $207,000, $172,000, and $143,000, respectively, when comparing the two periods. This was partially offset by professional fees which decreased $135,000 when comparing the two periods.

Income tax expense increased $73,000 for the third quarter of 2022 as compared to the third quarter of 2021 primarily due to an increase in taxable income for the quarter ended September 30, 2022. As a result, the effective tax rate for the quarter ended September 30, 2022 was 17.6% compared to 16.9% for the same period in 2021.

For the nine months ended September 30, 2022, the Company reported net income of $8.4 million or $2.49 per diluted share compared to net income of $8.6 million or $2.57 per diluted share for the same period in 2021.

Net interest income after provision for loan losses increased $1.5 million for the nine months ended September 30, 2022 compared to the same period in 2021. Interest income increased $2.0 million when comparing the two periods, due to an increase in the average balance of interest-earning assets from $1.01 billion for the nine months ended September 30, 2021 to $1.13 billion for the same period in 2022 partially offset by a decrease in the average tax-equivalent yield on interest-earning assets from 3.01% for the nine months ended September 30, 2021 to 2.94% for the same period in 2022.  PPP loan fees recognized in interest income totaled $34,000 during the nine months ended September 30, 2022 compared to $1.7 million during the same period in 2021. Interest expense increased $55,000 as the average balance of interest-bearing liabilities increased from $720.0 million for the nine months ended September 30, 2021 to $804.4 million for the same period in 2022. This was partially offset by the decrease in average cost of interest-bearing liabilities from 0.16% for the nine months ended September 30, 2021 to 0.15% for the same period in 2022. As a result of the changes in interest-earning assets and interest-bearing liabilities, the tax-equivalent interest rate spread decreased from 2.85% for the nine months ended September 30, 2021 to 2.79% for the nine months ended September 30, 2022.

Based on management’s analysis of the allowance for loan losses and primarily due to growth of the loan portfolio, the provision for loan losses increased from $75,000 for the nine months ended September 30, 2021 to $550,000 for the nine months ended September 30, 2022. The Bank recognized net charge-offs of $67,000 for the nine months ended September 30, 2022 compared to $133,000 for the same period in 2021.

Noninterest income decreased $1.3 million for the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021 primarily due to a decrease of $1.2 million in gains on the sale of loans. The nine months ended September 30, 2022 also included a $265,000 unrealized loss on equity securities compared to a $360,000 unrealized gain on equity securities during the same period in 2021. This was partially offset by increases in service charges on deposit accounts, commission and fee income and ATM and debit card fees of $322,000, $128,000 and $105,000, respectively, when comparing the two periods.

Noninterest expenses increased $614,000 for the nine months ended September 30, 2022 as compared to the same period in 2021. Data processing expense, other expenses and compensation and benefits expense increased $358,000, $334,000 and $146,000, respectively, when comparing the two periods. This was partially offset by professional fees which decreased $254,000 when comparing the two periods.

Income tax expense decreased $195,000 for the nine months ended September 30, 2022 as compared to the same period in 2021 resulting in an effective tax rate of 15.3% for the nine months ended September 30, 2022, compared to 16.6% for the same period in 2021.

Total assets decreased $9.8 million to $1.15 billion at September 30, 2022 from $1.16 billion at December 31, 2021. Net loans receivable and investment securities increased $58.3 million and $12.9 million, respectively, from December 31, 2021 to September 30, 2022 while federal funds sold decreased $84.8 million during the same period. Deposits grew $27.5 million from $1.04 billion at December 31, 2021 to $1.06 billion at September 30, 2022. Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, troubled debt restructurings on accrual status, and foreclosed real estate) decreased from $2.3 million at December 31, 2021 to $2.0 million at September 30, 2022.

The Bank currently has 18 offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem, Lanesville and Charlestown and the Kentucky communities of Shepherdsville, Mt. Washington and Lebanon Junction.

Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available through the Bank’s website at www.firstharrison.com. The Bank offers non-FDIC insured investments to complement its offering of traditional banking products and services through its business arrangement with LPL Financial LLC (“LPL”), member SIPC. For more information and financial data about the Company, please visit Investor Relations at the Bank’s aforementioned website. The Bank can also be followed on Facebook.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. Forward-looking statements are not historical facts nor guarantees of future performance; rather, they are statements based on the Company’s current beliefs, assumptions, and expectations regarding its business strategies and their intended results and its future performance.

Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by these forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, the severity, magnitude and duration of the COVID-19 pandemic, including impacts of the pandemic and of businesses’ and governments’ responses to the pandemic on our operations and personnel, and on commercial activity and demand across our and our customers’ businesses, market, economic, operational, liquidity, credit and interest rate risks associated with the Company’s business (including developments and volatility arising from the COVID-19 pandemic), general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; competition; the ability of the Company to execute its business plan; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this press release, the Company’s reports, or made elsewhere from time to time by the Company or on its behalf. These forward-looking statements are made only as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements after the date of this press release.

Contact:
Chris Frederick
Chief Financial Officer
812-734-3464

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
OPERATING DATA	2022	2021	2022	2021
(Dollars in thousands, except per share data)

Total interest income	$24,151	$22,170	$9,048	$7,745
Total interest expense	910	855	390	278
Net interest income	23,241	21,315	8,658	7,467
Provision for loan losses	550	75	175	-
Net interest income after provision for loan losses	22,691	21,240	8,483	7,467

Total non-interest income	5,985	7,260	1,873	2,270
Total non-interest expense	18,788	18,174	6,559	6,202
Income before income taxes	9,888	10,326	3,797	3,535
Income tax expense	1,516	1,711	669	596
Net income	8,372	8,615	3,128	2,939
Less net income attributable to the noncontrolling interest	10	10	3	3
Net income attributable to First Capital, Inc.	$8,362	$8,605	$3,125	$2,936

Net income per share attributable to First Capital, Inc. common shareholders:
Basic	$2.49	$2.57	$0.93	$0.88

Diluted	$2.49	$2.57	$0.93	$0.88

Weighted average common shares outstanding:
Basic	3,353,459	3,344,832	3,358,800	3,349,494

Diluted	3,353,459	3,346,273	3,358,800	3,349,494

OTHER FINANCIAL DATA

Cash dividends per share	$0.78	$0.78	$0.26	$0.26
Return on average assets (annualized) (1)	0.96%	1.07%	1.08%	1.06%
Return on average equity (annualized) (1)	11.66%	10.22%	14.32%	10.27%
Net interest margin (tax-equivalent basis)	2.83%	2.90%	3.14%	2.94%
Interest rate spread (tax-equivalent basis)	2.79%	2.85%	3.07%	2.89%
Net overhead expense as a percentage of average assets (annualized) (1)	2.16%	2.27%	2.27%	2.25%

	September 30,	December 31,
BALANCE SHEET INFORMATION	2022	2021

Cash and cash equivalents	$83,786	$172,509
Interest-bearing time deposits	2,454	4,839
Investment securities	462,279	449,335
Gross loans	548,159	489,370
Allowance for loan losses	6,566	6,083
Earning assets	1,073,275	1,090,874
Total assets	1,146,851	1,156,603
Deposits	1,063,099	1,035,562
Stockholders' equity, net of noncontrolling interest	77,725	113,828
Non-performing assets:
Nonaccrual loans	1,242	1,327
Accruing loans past due 90 days	-	3
Foreclosed real estate	-	36
Troubled debt restructurings on accrual status	728	975
Regulatory capital ratios (Bank only):
Community Bank Leverage Ratio (2)	8.92%	8.84%
Tier 1 - risk based assets (2)	14.52%	N/A
Total risk-based (2)	15.45%	N/A

(1) See reconciliation of GAAP and non-GAAP financial measures for additional information relating to the calculation of this item.
(2) Effective December 31, 2021, the Bank had opted in to the Community Bank Leverage Ratio (CBLR) framework. As such, the other regulatory ratios are not presented as of that date.

RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES (UNAUDITED):

This presentation contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company's performance. Management believes that these non-GAAP financial measures allow for better comparability with prior periods, as well as with peers in the industry who provide a similar presentation, and provide a further understanding of the Company's ongoing operations. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. The following table summarizes the non-GAAP financial measures derived from amounts reported in the Company's consolidated financial statements and reconciles those non-GAAP financial measures with the comparable GAAP financial measures.

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2022	2022	2022	2022

Return on average assets before annualization	0.72%	0.81%	0.27%	0.27%
Annualization factor	1.33	1.33	4.00	4.00
Annualized return on average assets	0.96%	1.07%	1.08%	1.06%

Return on average equity before annualization	8.75%	7.66%	3.58%	2.57%
Annualization factor	1.33	1.33	4.00	4.00
Annualized return on average equity	11.66%	10.22%	14.32%	10.27%

Net overhead expense as a % of average assets before annualization	1.62%	1.70%	0.57%	0.56%
Annualization factor	1.33	1.33	4.00	4.00
Annualized net overhead expense as a % of average assets	2.16%	2.27%	2.27%	2.25%